Exhibit 99.1

QMC HealthID Partners with Tried & Tested to Support

COVID-19 Diagnostic Testing in the UK

The QMC HealthID solution will be offered as part of Tried & Tested growing portfolio of test kits, allowing for fast and accurate demonstration of individual’s health status

San Marcos, TX – February 23, 2021 – QMC HealthID, a wholly owned subsidiary of Quantum Materials Corp, today announced that it has partnered with Tried & Tested COVID-19 testing services. The QMC HealthID service will allow companies and individuals to see and select a particular COVID-19 test kit and record the test results.

Tried & Tested specializes in the development and implementation of Covid-19 test programs, including rapid Antigen, IgM/IgG Antibody, and PCR tests. The company has experience with the rollout of testing programs at the national, regional and metropolitan levels across the public and private sectors. The QMC HealthID platform is expected to add new capabilities to the Tried and Tested portfolio of test offerings.

“We look forward to introducing QMC HealthID as part of a multi-layered solution to reduce the impact of Covid and hopefully help us on our way out of the pandemic,” said Charles Palmer, Director of Tried & Tested. “When we were introduced to the QMC team, we found likeminded individuals who wanted to create a fast, affordable, scalable and disruptive solution which made full use of maximizing the latest technology.”

QMC HealthID plans to leverage Tried and Tested knowledge and experience in the UK marketplace. Tried and Tested’s network of relationships adds to QMC HealthID’s ecosystem of test providers that includes Innova Medical Group, MicroGen Diagnostics, and Osang Healthcare. Tried and Tested brings additional professional capabilities related to test protocols and a network of registered healthcare staff for test administration.

“As our world shifts its focus on getting back to life, we see promise in the partnership with Tried & Tested” said Stephen B. Squires, CEO of Quantum Materials Corp. “Joining forces with Tried & Tested accelerates our plan to offer QMC HealthID in the UK. We look forward to working with Tried & Tested team, a highly experienced and innovative group, who have been deeply involved in the provision of scale Covid-19 testing programs. We could not have found a more capable partner.”

About Quantum Materials Corp

At Quantum Materials our scientists and engineers believe in the power of innovation to make life better and solve critical problems facing our world. Whether its applied research into quantum materials, the development of advanced digital platforms, or creating new tools for personal health, we find our inspiration in discovering new solutions to build a better future for all. Quantum Materials is pioneering unique solutions in the area of quantum dot fabrication, quantum tagging, digital trust systems, and most recently, in the development of QMC HealthID™. Our team comprises experts in the areas of quantum materials, nanotechnology, health diagnostics, therapeutic health, digital platforms, advanced logistics, and anti-counterfeiting. As a company, we believe in collaboration. We find that innovation begins with the spark of a new insight that is rigorously pursued in a collegial and interdisciplinary environment. Bringing breakthrough ideas to life and forging new solutions inspires our work. For more information, visit Quantum Materials Corp at www.quantummaterialscorp.com

About QMC HealthID Inc.

QMC HealthID Inc., a wholly owned subsidiary of Quantum Materials Corp. (OTC Bulletin Board: QTMM), leverages its QMC technologies to address global health challenges spurred by current and future pandemics. The QMC HealthID management platform and mobile app authenticates the process of infectious disease testing and gives the individual control over the data they share and their personal health status. Virtually any current Covid-19 point of care or laboratory-based diagnostic test, including Innova Medical Group’s, SARS-CoV-2 Antigen Rapid Qualitative Test, can be implemented in the QMC HealthID™ testing and reporting solution. These tests along with the mobile app are designed to test for COVID-19, with benefit towards helping people get safely and securely back to work, school, travel, events and living. For more information, please visit www.qmchealthid.com.

About Tried & Tested

Tried & Tested delivers every type of testing solution, from mass testing for millions in travel hubs, event spaces or stadiums, right down to one-on-one business class fast track testing in a welcoming pop-up station in your airport, reception or public space. Tried & Tested offers rapid Antigen, IgM|IgG Antibody, and PCR tests in partnership with Innova Medical Group.

QMC HealthID™, Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans” and similar expressions. Although QMC HealthID’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of QMC HealthID™, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the fact that product candidates if approved may not be commercially successful, the future approval and commercial success of therapeutic alternatives, QMC HealthID’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with intellectual property and any related pending or future litigation and the  ultimate outcome of such litigation,  trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole.  Any material effect of COVID-19 on any of the foregoing could also adversely impact us. This situation is changing rapidly, and additional impacts may arise of which we are not currently aware and may exacerbate other previously identified risks. Other than as required by applicable law, QMC HealthID™ does not undertake any obligation to update or revise any forward-looking information or statements.

Media Contact:

Niki Franklin
W2O
nfranklin@w2ogroup.com